Exhibit 99.1

News Release

Superior Industries Reports Second Quarter 2016 Financial Results

Second Quarter 2016 Highlights:

•	Q2 EPS of $0.52, a 116.7% increase year-over-year

•	Q2 wheel shipments of 3.1 million, a 13.2% increase year-over-year

•	Q2 net income of $13.2 million, a 101.5% increase year-over-year

•	Q2 adjusted EBITDA of $27.9 million, a 37.6% increase year-over-year

•	$5.7 million of capital returned to shareholders through dividends and stock repurchases during Q2

•	Raises 2016 outlook for net sales to a range of $710 million to $725 million, value-added sales to a range of $395 million to $403 million and adjusted EBITDA to a range of $102 million to $108 million

SOUTHFIELD, MICHIGAN – July 27, 2016 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported financial results for the second quarter ended June 26, 2016.

Don Stebbins, President and Chief Executive Officer, commented, “Our strong second quarter results were driven by solid growth in unit volume, favorable product mix and improved cost performance, similar to what we experienced in previous quarters. The continued earnings momentum in our business reflects the sustained cost and productivity improvements achieved over the past two years and we remain confident that our enhanced competitiveness resulting from our strategic initiatives will allow us to continue to drive growth in our business.”

Second Quarter Results

For the second quarter of 2016, the Company reported net income of $13.2 million, or $0.52 per diluted share, compared to net income of $6.5 million, or $0.24 per diluted share for the second quarter of 2015. The 101.5% increase in net income was largely driven by higher shipment volume as well as improved cost performance in the Company’s manufacturing facilities, primarily driven by the new facility in Mexico operating at higher utilization rates in the second quarter of 2016, compared to the ramp-up during the prior year period.

Wheel unit shipments were 3.1 million in the second quarter of 2016, an increase of 13.2% compared to 2.7 million in the prior year period. Lower aluminum value, which is passed through to customers, was the cause of net sales for the second quarter of 2016 declining 0.7% to $182.7 million from $183.9 million in the second quarter of 2015 despite the strong unit volume growth. Value-added sales, defined as net sales less pass-through charges primarily for the value of aluminum, were $101.2 million for the second quarter of 2016, a 15.5% increase compared to the second quarter of 2015 primarily due to higher unit shipments. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the second quarter of 2016 increased 48.3% to $29.5 million, compared to $19.9 million in the prior year period. Gross profit as a percentage of net sales expanded 534 basis points year-over-year to 16.2% compared to 10.8% for the second quarter of 2015, partially driven by lower aluminum value in net sales. Gross profit as a percentage of value-added sales expanded 646 basis points year-over-year to 29.2% compared to 22.7% of value-added sales in the prior year period. The increase in gross profit primarily reflects higher unit shipments as well as improved cost performance in the Company’s manufacturing facilities, mainly driven by the new facility in Mexico operating at higher utilization rates in the second quarter of 2016. Costs related to operational inefficiencies during certain product ramp ups were offset partially by reduced carrying costs for a previously closed plant.

Selling, general and administrative expenses were $10.0 million compared to $8.9 million in the prior year period. The increase includes higher accruals for incentive compensation expenses primarily related to the improved profitability in 2016.

For the second quarter of 2016, income from operations was $19.5 million, or 10.7% of net sales, an increase of $8.5 million compared to operating income of $11.0 million, or 6.0% of net sales in the prior year period. Income from operations as a percentage of value-added sales was 19.3% for the second quarter of 2016 compared to 12.6% of value-added sales in the prior year period.

The provision for income taxes for the second quarter of 2016 was $6.1 million, resulting in an effective tax rate of 31.6%. This compares to an income tax expense in the second quarter of 2015 of $4.2 million and an effective tax rate of 39.1%.

Adjusted EBITDA, a non-GAAP measure, increased 37.6% to $27.9 million, or 27.6% of value-added sales, for the second quarter of 2016. This compares to $20.3 million, or 23.2% of value-added sales, in the second quarter of 2015. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $24.5 million in the first half of 2016, compared to $25.2 million in the same period last year. Higher working capital partially offset the benefit of higher net income for the first half of 2016 compared to the same period last year.

During the second quarter of 2016, the Company paid a quarterly dividend payment of $0.18 per share. In addition, the Company repurchased 51,186 shares for a total of $1.2 million during the second quarter. Fiscal year to date through July 26, 2016, the Company repurchased 740,257 shares for a total of $13.5 million. A total of $46.7 million remains available under the $50.0 million stock repurchase program approved by the Board of Directors on January 14, 2016.

Year-to-Date Results

Superior reported net income of $27.6 million, or $1.08 per diluted share, for the first half of 2016, compared with net income of $10.9 million, or $0.40 per diluted share, for the corresponding 2015 period.

In the first half of 2016, wheel shipments increased 19.0% to 6.3 million compared to 5.3 million in the first half of 2015. Net sales for the first half of 2016 were $368.8 million, up 3.1% from $357.7 million in the prior year period, primarily driven by higher unit shipments, largely offset by lower value for aluminum. Value-added sales for the first half of 2016 were $203.5 million, a 19.8% increase over value-added sales of $169.9 million in the same period a year ago. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the first half of 2016 increased to $57.3 million from $31.1 million in the prior year period. Gross profit as a percentage of net sales expanded 682 basis points to 15.5% compared to 8.7% of net sales in the first half of 2015, partially driven by lower aluminum value in net sales. Gross profit as a percentage of value-added sales expanded 980 basis points year-over-year to 28.1% compared to 18.3% of value-added sales in the prior year period. The increase in gross profit primarily reflects higher unit shipments as well as improved cost performance in the Company’s manufacturing facilities, mainly driven by the new facility in Mexico operating at higher utilization rates in 2016.

Selling, general, and administrative expenses increased to $19.0 million in the first half of 2016 compared to $16.4 million in the prior year period. The increase includes higher accruals for incentive compensation expenses primarily related to the improved profitability in 2016. The comparison is also impacted by a $0.5 million gain on the sale of an idle warehouse facility in the first half of 2015.

For the first half of 2016, income from operations was $38.3 million, or 10.4% of net sales compared to $14.7 million, or 4.1% of net sales in the prior year period. Income from operations as a percentage of value-added sales was 18.8% for the first half of 2016 compared to 8.7% of value-added sales in the prior year period.

The effective tax rate for the first half of 2016 was 27.8%, resulting in income tax expense of $10.6 million. This compares to an effective tax rate of 24.0% or $3.4 million in income tax expense for the first half of 2015, which reflected a net tax benefit in the first quarter of 2015 resulting from a reversal of liabilities related to uncertain tax positions.

Adjusted EBITDA, a non-GAAP measure, increased 66.4% to $56.0 million, or 27.5% of value-added sales, for the first half of 2016, compared to $33.7 million, or 19.8% of value-added sales, in the first half of 2015. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

2016 Outlook

The Company has raised its outlook for full year 2016 unit shipment growth, net sales, value-added sales, and adjusted EBITDA, compared to the previously issued outlook. The Company maintains its previous outlook for capital expenditures and dividends for full year 2016, while adjusting its full year 2016 working capital and tax rate outlook.

•	Superior expects net sales to be in the range of $710 million to $725 million, compared to the prior outlook of $690 million to $710 million.

•	Superior expects value-added sales to be in the range of $395 million to $403 million, driven by expected unit shipment growth of approximately 6% to 8% and favorable product mix. This compares to the prior outlook of value-added sales of $380 million to $395 million and unit shipment growth of 3% to 6%. Value-added sales are defined as net sales less pass-through charges, primarily for the value of aluminum.

•	Adjusted EBITDA is expected to be in the range of $102 million to $108 million or 25.8% to 26.8% of value-added sales, compared to the prior outlook of 24.1% to 24.8% of value-added sales or approximately $92 million to $98 million.

•	Working capital is expected to be a net use of funds, compared to the prior outlook of a net source of funds.

•	Capital expenditures are expected to be approximately $40 million.

•	Dividends are expected to be approximately $20 million.

•	The effective tax rate is expected to be in the range of 27% to 29%, compared to the prior outlook of a range of 25% to 27%.

In reliance on the safe harbor provided under section 10(e) or Regulation S-K, we have not quantitatively reconciled differences between valued-added sales, adjusted EBITDA and adjusted EBITDA margins, as well as their corresponding GAAP measures, presented in our 2016 Outlook, due to the inherent uncertainty regarding variables affecting the comparison of these forward-looking measures. However, the magnitude of difference between these non-GAAP measures and their corresponding GAAP measures may be significant.

Mr. Stebbins concluded, “Our revised 2016 outlook, which raises the midpoint of adjusted EBITDA by an additional 11%, reflects a combination of higher unit demand on existing and new programs, favorable product mix and overall cost improvement. Looking ahead, we remain focused on making further progress toward operational excellence to drive long-term profitable growth and attractive returns for our shareholders.”

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Wednesday, July 27th, 2016. The conference call may be accessed by dialing 800-768-6563 and using the required pass code 2045805. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. Interested parties are invited to listen to the webcast. In addition, a presentation will be posted on the Company’s website and referred to during the conference call. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the Company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, income taxes, depreciation, amortization, restructuring charges, plant closure costs and impairments of long-lived assets and investments and “Value-Added Sales,” which we define as net sales less pass-through charges primarily for the value of aluminum. Adjusted EBITDA as a percentage of value-added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value-added sales is defined as adjusted EBITDA divided by value-added sales. See the Non-GAAP Financial Measures section of this press release for a reconciliation of adjusted EBITDA and value-added sales.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of adjusted EBITDA and value-added sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

In reliance on the safe harbor provided under section 10(e) or Regulation S-K, we have not quantitatively reconciled differences between valued-added sales, adjusted EBITDA and adjusted EBITDA margins, as well as their corresponding GAAP measures, presented in our 2016 Outlook, due to the inherent uncertainty regarding variables affecting the comparison of these forward-looking measures. However, the magnitude of difference between these non-GAAP measures and their corresponding GAAP measures may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2016 outlook and projections for reported net sales, value-added sales, adjusted EBITDA and adjusted EBITDA margin, income before income taxes, net income, the effective tax rate, capital expenditures and the change in working capital, the Company’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Follow)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Thousands, Except Per Share Amounts)

	Six Months Ended
	June 26, 2016	June 28, 2015
Net Sales	$368,774	$357,669
Cost of Sales	311,334	323,089
Restructuring costs	187	3,438

	311,521	326,527

Gross Profit	57,253	31,142
Selling, General and Administrative Expenses	18,992	16,433

Income From Operations	38,261	14,709
Interest Income (Expense), net	111	142
Other Income (Expense), net	(105)	(544)

Income Before Income Taxes	38,268	14,307
Income Tax Provision	(10,640)	(3,439)

Net Income	$27,628	$10,868

Earnings Per Share:
Basic	$1.08	$0.41
Diluted	$1.08	$0.40
Weighted Average and Equivalent Shares Outstanding for Earnings Per Share (in Thousands):
Basic	25,512	26,788
Diluted	25,587	26,836

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)

	June 26, 2016	December 27, 2015
Current Assets	$253,692	$245,820
Property, Plant and Equipment, net	223,871	234,646
Investments and Other Assets	60,274	59,463

Total Assets	$537,837	$539,929

Current Liabilities	$69,231	$73,862
Long-Term Liabilities	60,448	52,155
Shareholders’ Equity	408,158	413,912

Total Liabilities and Shareholders’ Equity	$537,837	$539,929

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Thousands)

Value-Added Sales	Six Months Ended
	June 26, 2016	June 28, 2015
Net Sales	$368,774	$357,669
Less:
Aluminum value and outside service providers	(165,245)	(187,773)

Value-added sales	$203,529	$169,896

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Adjusted EBITDA	Six Months Ended
	June 26, 2016	June 28, 2015
Net Income	$27,628	$10,868
Adjusting Items:
- Interest (income), net	(111)	(142)
- Income tax provision	10,640	3,439
- Depreciation	17,281	17,024
- Closure costs (excluding accelerated depreciation)	609	2,488

	28,419	22,809

Adjusted EBITDA	$56,047	$33,677

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments. We use adjusted EBITDA as an important indicator of the operating performance of our business. Adjusted EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe the adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

Contacts:

Investor Relations Line:

(248) 234-7104

Superior Industries

Troy Ford

www.supind.com

FTI Consulting

Effie Veres

(212) 850-5676

effie.veres@fticonsulting.com